Exhibit 8

[SQUIRE, SANDERS & DEMPSEY L.L.P. LETTERHEAD]

May 27, 2009

KeyCorp

127 Public Square

Cleveland, Ohio 44114-1306

Ladies and Gentlemen:

We have acted as special tax counsel to KeyCorp, an Ohio corporation (the “Company”), in connection with a Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the “Registration Statement”), relating to common shares, par value $1.00 per share (the “Common Shares”), of the Company issuable upon exchange for certain series of trust preferred securities as described in the Registration Statement.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.

We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon information obtained from officers of the Company and from public officials. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

Subject to the qualifications, limitations and assumptions set forth herein and in the Preliminary Prospectus included in the Registration Statement, we are of the opinion that the statements set forth in the Preliminary Prospectus under the caption “Material U.S. Federal Income Tax Consequences,” in so far as they purport to constitute a summary of matters of U.S. federal income tax law, constitute an accurate summary of the matters set forth therein in all material respects. All such statements are based upon current law, which is subject to change, possibly with retroactive effect. Further, there can be no assurance that the Internal Revenue Service or a court will not take a contrary position.

KeyCorp

May 27, 2009

Our opinions expressed above are limited to the federal tax laws of the United States of America. We hereby consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/    Squire, Sanders & Dempsey L.L.P.